Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No.1 to Form S-8 (Registration Number 333-294667) of Rectitude Holdings Ltd. (the “Company”) of our report dated July 31, 2025 relating to the audit of the consolidated balance sheets of the Company as of March 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows in each of the years for the three-year period ended March 31, 2025, and the related notes included herein.

/s/ WWC, P.C
San Mateo, California	WWC, P.C.
May 20, 2026	Certified Public Accountants
PCAOB ID: 1171